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EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-179430 and Form S-8 Nos. 333-165227, 333-165228, 333-165229, 333-165230, and 333-165231) of Ironwood Pharmaceuticals, Inc. and in the related Prospectus of our reports dated February 29, 2012, with respect to the consolidated financial statements of Ironwood Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Ironwood Pharmaceuticals, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP
Boston, Massachusetts
February 29, 2012

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  EXHIBIT 23.1